EXHIBIT 99.1

$320 Million DoD Contract Won by Team Including Zanett's Paragon Dynamics

Maxim Systems to Lead Small Business Team

NEW YORK--(BUSINESS WIRE)--Sept. 16, 2004--Paragon Dynamics, Inc., (PDI) a wholly-owned subsidiary of Zanett, Inc. (NASDAQ: ZANE - News) is part of a Maxim Systems, Inc (MAXIM) team that recently was awarded an IDIQ (indefinite-delivery/indefinite-quantity) multiple award contract for program management services at the Space and Naval Warfare Systems Command (SPAWAR).

Paragon Dynamics Plays Vital Role

Paragon Dynamics will play a vital engineering role on the MAXIM team in providing systems engineering and integration, end-to-end software engineering, systems architecture development and support, real-time collaboration and other related tasks that draw on Paragon Dynamic's DoD related subject matter expertise.

MAXIM Team 1 of 4 Defense Contractors Awarded SPAWAR Contract

Maxim Systems, Anteon Corporation, Booz Allen Hamilton, and Science Applications International Corporation each received an award under the SPAWAR contract. Each of the four companies will compete for task orders under the terms and conditions of the awarded contract on work that will be performed in the San Diego area, helping to fuel the local economy. These contracts are expected to run through September 2008, assuming all options exercised. The NAVY and other Department of Defense related agencies will use the management services IDIQ contract to support SPAWAR activities.

Services that will be ordered under these contracts include the functional areas of requirements, financial, business, contract and program management. These contracts include a two-year base period and four 6-month award terms, making the total potential period of performance four years. When combined, the aggregate value of all task orders awarded will be approximately $320 million, covering a maximum of 4 million staff hours.

About Paragon Dynamics, Inc. (http://www.paragondynamics.com)

Paragon Dynamics, Inc. (PDI), a wholly-owned subsidiary of Zanett, Inc. and member of the IT Commonwealth(TM) government services division, is a Systems, Software and Analytical Engineering Services company that provides technical expertise and engineering solutions to national systems and aerospace IT programs. The dedicated professionals at PDI consist of highly qualified engineers with direct experience in government and commercial satellite, DoD Intelligence, and IT infrastructure programs.

About Zanett, Inc. (www.zanett.com)

Zanett is an information technology ("IT") holding company that through its operating subsidiaries provides specialized IT services to Fortune 500 caliber companies and large Government agencies. Collectively, the operating companies are referred to as the IT Commonwealth(TM) (the "Commonwealth").

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Zanett, Inc.'s filings with the Securities and Exchange Commission.



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Contact:
     PDI:
     Paragon Dynamics, Inc.
     Neal Starkey, 719-593-5597
     rnstarkey@paragondynamics.com
     or
     Zanett, Inc., New York
     Claudio Guazzoni or David McCarthy, 212-980-4600 corprelations@zanett.com